December 13, 2002


                                                   CODE OF ETHICS

                                         Evergreen Select Fixed Income Trust
                                            Evergreen Select Equity Trust
                                         Evergreen Select Money Market Trust
                                              Evergreen Municipal Trust
                                               Evergreen Equity Trust
                                            Evergreen Fixed Income Trust
                                            Evergreen International Trust
                                            Evergreen Money Market Trust
                                          Evergreen Variable Annuity Trust
                                          Evergreen Income Advantage Fund


1.       Definitions

(A)  "Access Person" -- any trustee or officer of the Evergreen Trusts.

(B)  The "Act" -- the Investment Company Act of 1940.

(C) "Beneficial Ownership" -- A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

                    (1) Securities  owned by a spouse,  by or for minor children or by relatives of the person or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries;

                    (2) A proportionate interest in Securities held by a partnership of which the person is a general partner;

                    (3) Securities for which a person has a right to dividends that is separated or separable from the underlying securities; and

                    (4) Securities  that a person has a right to acquire through the exercise or conversion of another Security.

(D) "Compliance Officer" - James Angelos, Compliance Department, Evergreen Investment Management Company, 200 Berkeley Street, Boston, MA 02116 -
     (617)210-3690.

(E) "Disinterested Trustee" -- a trustee of any Evergreen Trust who is not an "interested person" of the Evergreen Trust within Section 2(a)(19) of the Act.

(F)  "Fund" -- any portfolio established by any of the Evergreen Trusts.

(G) "Purchase or sale of a security" -- includes the writing of an option to purchase or sell a security.

(H) "Security" -- the same meaning as it has in Section 2(a)(36) of the Act, but excluding securities issued by the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

2.       Prohibited Securities Transactions

(A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any
     Fund:

                    (1) Employ any  device,  scheme or  artifice  to defraud the
               Fund;

                    (2) Make to the Trust in connection with any Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                    (3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund; or

                    (4) Engage in any manipulative  practice with respect to any
               Fund.

(B)  Inside Information

It is a violation of Federal Securities Laws to enter into transactions when in possession of material non-public information (i.e. inside information). Inside Information is information regarding a Security or its issuer that has not yet been effectively communicated to the public through an SEC filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (i) dividend changes, (ii) earnings estimates and changes to previously released estimates, (iii) other changes in financial status, (iv) proposed mergers or acquisitions, (v) purchases or sales of material amounts of assets, (vi) significant new business, products or discoveries or losses of business,
     (vii) litigation or investigations, (viii) liquidity difficulties or (ix) management changes

     From time to time, Trustees may learn about transactions in which a Fund may engage and other information that may be considered Inside Information.

(C) No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or thereby acquires any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by any Fund or has been recommended or is being purchased or sold by any Fund.

         (D)      Section 2(B) shall not apply to the following:

                    (1) Transactions for any account over which the Access Person has no direct or indirect influence or control.

                    (2) Involuntary transactions by the Access Person or any Fund.

                    (3) Purchases under an automatic dividend reinvestment plan.

                    (4) Purchases effected by the exercise of rights,  issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights. (5) Transactions approved in advance in writing by the Chairman of the Board of any Trust (and in his absence or unavailability by the President of the Trust) which he or she finds to be:

                    (a) Only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or

                    (b) Clearly not related economically to the securities to be purchased, sold or held by a Fund.

3.       Reports

                    (A) Subject to  subsection  (B) below,  each  Access  Person shall make the reports required by section 270.17j-1(d) of the rules and regulations issued under the Act.

                    (B) A  Disinterested  Trustee of any Fund need only report a transaction in a Security if he or she knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as trustee, should have known that during the 15 day period immediately preceding or after the date of the transaction, such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment adviser.

4.       Enforcement

                    (A) Each violation of or issue arising under this Code shall be reported to the Board of Trustees at or before the next regular meeting of the Boards.

                    (B) The Board of  Trustees  may  impose  such  sanctions  or penalties upon a violator of this Code as it deems appropriate circumstances.

                    (C) The Compliance  Officer shall review reports filed under the Code to determine whether any violation may have occurred.

5.       Recordkeeping

                    The  Compliance   Officer  shall  maintain  the  appropriate
               records and reports of the Code, any violations and/or sanctions for at least 5 years.